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                                                                   EXHIBIT 12(A)

                          STONE CONTAINER CORPORATION
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

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
                                                                                                                           NINE
                                                                             YEAR ENDED DECEMBER 31,                   MONTHS ENDED
                                                              ------------------------------------------------------  SEPTEMBER 30,
(IN MILLIONS)                                                   1991       1992       1993       1994        1995          1996
------------------------------------------------------------  ---------  ---------  ---------  ---------  ----------  --------------
Income (loss) before extraordinary charges and cumulative
  effects of accounting changes.............................  $   (49.1) $  (169.9) $  (319.2) $  (128.8) $    444.5    $    (36.5)
Income tax provision (credit)...............................       31.1      (59.4)    (147.7)     (35.5)      320.9         (22.1)
Minority interest in consolidated subsidiaries..............        5.8        5.3        3.6        1.2        29.3          (1.5)
Preferred stock dividend requirements of majority owned
  subsidiary................................................       (5.9)      (4.7)      (5.7)      (9.4)     --            --
Undistributed (earnings) loss of non-consolidated
  subsidiaries..............................................        5.4        6.0       13.3        9.1        (9.0)        (44.9)
Capitalized interest........................................      (81.9)     (47.4)     (10.8)      (4.7)      (13.2)         (9.6)
                                                              ---------  ---------  ---------  ---------  ----------       -------
                                                              $   (94.6) $  (270.1) $  (466.5) $  (168.1) $    772.5    $   (114.6)
                                                              ---------  ---------  ---------  ---------  ----------       -------
                                                              ---------  ---------  ---------  ---------  ----------       -------
Fixed charges:
  Interest charges (expensed and capitalized), amortization
    of debt discount and debt fees on all indebtedness......  $   479.7  $   433.5  $   437.5  $   460.7  $    473.5    $    317.5
  Interest cost portion of rental expenses (33 1/3%)........       26.8       27.8       27.4       29.1        35.4          26.8
  Preferred stock dividend requirements of majority owned
    subsidiary..............................................        5.9        4.7        5.7        9.4      --            --
                                                              ---------  ---------  ---------  ---------  ----------       -------
    Total fixed charges.....................................  $   512.4  $   466.0  $   470.6  $   499.2  $    508.9    $    344.3
                                                              ---------  ---------  ---------  ---------  ----------       -------
                                                              ---------  ---------  ---------  ---------  ----------       -------
Earnings before income taxes, undistributed (earnings) loss
  of non-consolidated subsidiaries, minority interest and
  fixed charges (excluding capitalized interest)............  $   417.8  $   195.9  $     4.1  $   331.1  $  1,281.4    $    229.7
                                                              ---------  ---------  ---------  ---------  ----------       -------
                                                              ---------  ---------  ---------  ---------  ----------       -------
Ratio of earnings to fixed charges..........................     (E)        (D)        (C)        (B)           2.52       (A)
                                                              ---------  ---------  ---------  ---------  ----------       -------
                                                              ---------  ---------  ---------  ---------  ----------       -------
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(A) The Company's earnings for the nine months ended September 30, 1996 were insufficient to cover fixed charges by $114.6 million.

(B) The Company's earnings for the year ended December 31, 1994 were insufficient to cover fixed charges by $168.1 million. Earnings for 1994 included a non-recurring pretax gain of $22.0 million relating to an involuntary conversion at the Company's Panama City, Florida pulp and paperboard mill. If such a nonrecurring event had not occurred, earnings would have been insufficient to cover the fixed charges by $190.1 million.

(C) The Company's earnings for the year ended December 31, 1993 were insufficient to cover fixed charges by $466.5 million. Earnings for 1993 included a non-recurring pretax gain of $35.4 million from the sale of the Company's 49 percent equity interest in Empaques de Carton Titan, S.A. If such a non-recurring event had not occurred, earnings would have been insufficient to cover fixed charges by $501.9 million.

(D) The Company's earnings for the year ended December 31, 1992 were insufficient to cover fixed charges by $270.1 million.

(E) The Company's earnings for the year ended December 31, 1991 were insufficient to cover fixed charges by $94.6 million. Earnings for 1991 included a non-recurring pretax gain of $41.8 million associated with the settlement and termination of a Canadian supply contract and a non-recurring pretax gain of $17.5 million relating to an involuntary conversion at the Company's Missoula, Montana mill. If such nonrecurring events had not occurred, earnings would have been insufficient to cover the fixed charges by $153.9 million.